Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@ampf.com

Media contact:	Charles Keller 617-747-0462 charles.r.keller@ampf.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

HOLDS THIRD ANNUAL MEETING OF STOCKHOLDERS

MINNEAPOLIS, MN, April 17, 2013 – Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) (NYSE: STK) today held its Third Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in accordance with the recommendations of the Fund’s Board of Directors on each of the two proposals at the Meeting.

Stockholders re-elected two Directors at the Meeting. The re-elected Directors are Messrs. Leroy C. Richie and William F. Truscott. The re-elected Directors’ terms will expire at the Fund’s 2016 annual meeting of stockholders. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for 2013.

Important Disclosures:

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting www.columbiamanagement.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing. There is no guarantee that the Fund’s investment goals/objectives will be met, and you could lose money.

The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Past performance does not guarantee future results.

NOT FDIC INSURED • MAY LOSE VALUE • NO BANK GUARANTEE • NOT A DEPOSIT • NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

© 2013 Columbia Management Investment Advisers, LLC. All rights reserved.